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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Friendly Ice Cream Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts 01095

Notice of Annual Meeting of Shareholders

To be held on May 19, 2004

To all Shareholders of Friendly Ice Cream Corporation:

        Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation ("Friendly's") will be held in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts at 10:00 a.m. local time on Wednesday, May 19, 2004 for the following purposes:

  1.
  To elect two Class I Directors for terms expiring in 2007.

  2.
  To ratify the appointment of Friendly's independent accountants for fiscal 2004.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Notice is Further Given that the Board of Directors has fixed April 7, 2004, as the record date, and only holders of Friendly's common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        Your copy of the 2003 Annual Report of Friendly Ice Cream Corporation is enclosed.

        IF YOU PLAN TO ATTEND: Please note that space limitations make it necessary to limit attendance to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. Beneficial owners of stock held in "street name" will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

        Whether or not you expect to attend the Annual Meeting of Shareholders, please fill in, date and sign the accompanying Proxy Card and mail it promptly in the enclosed prepaid return envelope. If you attend the Annual Meeting of Shareholders, you may vote in person if you wish, even if you have previously returned your Proxy Card.

                      By Authorization of the Board of Directors

                      Gregory A. Pastore
                       Vice President, General Counsel & Clerk

Wilbraham, Massachusetts
April 14, 2004

Proxy Statement for
Annual Meeting of Shareholders of

FRIENDLY ICE CREAM CORPORATION
To Be Held on May 19, 2004

FRIENDLY ICE CREAM CORPORATION
1855 Boston Road
Wilbraham, MA 01095

PROXY STATEMENT

        The Board of Directors of Friendly Ice Cream Corporation (hereafter "Friendly's" or the "Company") solicits your proxy for use at the 2004 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of Friendly's to be held on May 19, 2004 at the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately April 14, 2004.

THE ANNUAL MEETING

The Purpose of the 2004 Annual Meeting

        At Friendly's 2004 Annual Meeting, shareholders will act upon matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of two directors and ratification of the Company's independent accountants. Friendly's management will then report on the performance of Friendly's during fiscal 2003 and respond to questions from shareholders.

Voting at the Annual Meeting

        You are entitled to vote at the meeting if you are an owner of record of shares of common stock of Friendly's, its only class of voting securities, at the close of business on April 7, 2004. As an owner of record on the record date, you are entitled to one vote for each share of common stock of Friendly's that you hold. On April 7, 2004, there were 7,549,277 shares of common stock issued and outstanding.

Voting by Proxy

        To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to Friendly's, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

        You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of Friendly's, before the proxy is exercised.

        Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of the director nominees and FOR the ratification of independent accountants.

What Constitutes a Quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and shares held in "street name" and represented at the meeting which the record holders are not entitled to vote on certain matters ("broker non-votes") will be included in the calculation of the number of shares considered to be present at the meeting.

Voting for the Election of Directors

        The directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of the nominees or withhold your vote as to the nominees. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of the directors will not be voted with respect to the director, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

        Broker non-votes will have no effect on this outcome.

Board's Recommendation

        Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board's recommendation is set forth below together with the description of the proposal in this proxy statement. In summary, the Board recommends a vote:

  •
  FOR election of the nominated directors (see "Election of Directors").

  •
  FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for fiscal 2004 (see "Independent Public Accountants").

        Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

STOCK OWNERSHIP

Who Are the Largest Owners of Friendly's Stock?

        The following table sets forth the beneficial ownership of Friendly's common stock by each person who, as of March 1, 2004, is known to Friendly's to be the beneficial owner of 5% or more of the common stock, with sole voting and dispositive power except as otherwise indicated.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
FleetBoston Financial Corporation 100 Federal Street Boston, MA 02110	833,553	(a)	11.18%
S. Prestley Blake 6799 South Marina Way, Sailfish Point Stuart, FL 34996	728,800	(b)	9.8%
Donald N. Smith 1 Pierce Place, Suite 100 East Itasca, IL 60143	712,178	(c)	9.5%
Kevin Douglas, James E. Douglas, III, Douglas Family Trust and James Douglas and Jean Douglas Irrevocable Descendants' Trust 1101 Fifth Avenue, Suite 360 San Rafael, CA	606,000	(d)	8.1%
Gilder, Gagnon, Howe & Co. LLC 1775 Broadway, 26th Floor New York, NY 10019	408,214	(e)	5.5%

(a)
Based on a Schedule 13G filed on February 13, 2004, FleetBoston Financial Corporation through its subsidiaries, Fleet National Bank and Columbia Management Advisors, Inc., reports sole voting power as to 590,353 shares, sole dispositive power as to 831,553 shares and shared dispositive power as to 2,000 shares.

(b)
Based on a Schedule 13D filed on December 11, 2002, Mr. Blake reports sole voting and dispositive power over 728,800 shares owned by SPB Family Limited Partnership in which he serves as sole general partner. He disclaims voting and dispositive power over 10,000 shares owned by The Helen D. Blake 1993 Trust of which his wife serves as trustee.

(c)
Based on a Schedule 13G filed on January 20, 2004, Mr. Smith reports sole voting and dispositive power as to 712,178 shares.

(d)
Based on a Schedule 13G filed on February 13, 2004, Kevin Douglas reports shared voting power as to 397,070 shares and shared dispositive power as to 606,000 shares. Kevin Douglas and his wife, Michelle Douglas, hold 257,095 shares both directly and jointly. Mr. James E. Douglas, III reports sole voting and shared dispositive power as to 49,960 shares. Douglas Family Trust reports sole voting and shared dispositive power as to 158,970 shares, which James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are co-trustees. James Douglas and Jean Douglas Irrevocable Descendants' Trust reports shared voting and shared dispositive power as to 139,975 shares, which Kevin Douglas and Michelle Douglas, husband and wife, are co-trustees.

(e)
Based on a Schedule 13G filed on February 17, 2004, Gilder, Gagnon, Howe & Co. LLC reports having shared dispositive power as to 408,214 shares.

How Much Stock Do Friendly's Directors and Executive Officers Own?

        The following table sets forth the beneficial ownership of Friendly's common stock, as of March 31, 2004, for each director and director nominee, the Chief Executive Officer and the other present executive officers named in the Summary Compensation Table, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

Name	Aggregate No. of Shares Beneficially Owned(1)		% of Shares Outstanding
Donald N. Smith	712,178		9.5%
Michael J. Daly	12,099	(2)	*
Steven L. Ezzes	27,336		*
Charles A. Ledsinger, Jr.	19,899		*
Burton J. Manning	13,149		*
John L. Cutter	151,188		2.0%
Paul V. Hoagland	32,999		*
Michael A. Maglioli	69,130		*
Garret J. Ulrich	60,678		*
Allan J. Okscin	11,086		*
All directors and executive officers as a group	1,109,742		14.8%

*
Represents less than 1% of Friendly's outstanding common stock.

(1)
Includes 9,899, 9,899, 9,899, 11,149, 79,666, 44,666, 54,177, 27,666, 5,000 and 252,021 shares that Messrs. Daly, Ezzes, Ledsinger, Manning, Cutter, Hoagland, Maglioli, Ulrich, Okscin and all directors and executive officers as a group, respectively, could purchase by exercise of options at that date or within 60 days after that date.

(2)
Includes 200 shares owned by Mr. Daly's spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Securities and Exchange Commission requires that Friendly's identify each person who at any time during the fiscal year was a director, officer or beneficial owner of more than ten percent of any class of equity securities of Friendly's that failed to file on a timely basis reports required by section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year or prior fiscal years. Based on a review of such reports, and on written representations from reporting persons, Friendly's believes that all Section 16(a) filing requirements were complied with during fiscal 2003 except as follows: (a) one transaction was inadvertently reported late on behalf of each of Messrs. Ledsinger, Ezzes, Daly and Manning, each transaction involving a stock option grant on October 22, 2003; and (b) one transaction was inadvertently reported late on behalf of each of Messrs. Cutter, Hoagland, Maglioli, Rusinko, Ulrich and Okscin, each transaction involving a stock option grant on July 23, 2003.

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes of directors. The term of office of the directors in Class I expires at the 2004 Annual Meeting. At the Annual Meeting, two directors will be elected in Class I to hold office until the 2007 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, who are currently serving as Class I directors, be reelected as Class I directors.

        Should the nominees become unable to serve for any reason, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee.

        The Company encourages the Board of Directors to attend Annual Meetings of Shareholders and believe that attendance at Annual Meetings is just as important as attendance at meetings of the Board of Directors. In fact, Board of Directors and committee meetings are typically scheduled to coincide with the dates of the Company's Annual Meetings. All of the directors who were serving at the time attended last year's Annual Meeting held on May 14, 2003.

        The nominees and the other directors have furnished the following information relating to their principal occupations and directorships, and the number of shares of Friendly's common stock beneficially owned by them.

Directors Standing for Election

        Class I Directors.    The directors standing for election are:

Michael J. Daly	Age: 62	Director since 1997
Mr. Daly has been the Vice Chairman of Baystate Health System, a health care organization, since January 2004. He previously served as the President and Chief Executive Officer of Baystate Health System, a health care organization, from December 1981 until December 2003.
Burton J. Manning	Age: 72	Director since 1997
Mr. Manning has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January 1998.

Directors Continuing in Office

        Class II Directors.    The following Class II Directors were elected in 2002 for a term ending in 2005.

Steven L. Ezzes	Age: 57	Director since 1995
Mr. Ezzes is a Managing Director of K2 Advisors LLC, a private investment company. Prior to joining K2 Advisors LLC in March 2002, Mr. Ezzes was a Managing Director of Thomas H. Lee Capital, LLC, a private investment company, from September 1999 through March 2002. Mr. Ezzes was a Managing Director of Société Générale, a banking and financial services organization, from 1998 to October 1999. Mr. Ezzes was a Managing Director of Scotia Capital Markets (USA), an investment banking firm, from November 1996 until 1998.
Charles A. Ledsinger, Jr.	Age: 54	Director since 1997
Mr. Ledsinger has served as the President and Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain, since August 1998. He was previously President and Chief Operating Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company from May 1997 through July 1998.

        Class III Director.    The following Class III Director was elected in 2003 for a term ending in 2006.

Donald N. Smith	Age: 63	Director since 1988
Donald N. Smith has been Chairman of Friendly's Board since September 1988. He served as Chief Executive Officer of Friendly's from September 1988 until February 2003 and as Friendly's President from September 1988 to December 1998. Since 1986 Mr. Smith has been Chairman of the Board and Chief Executive Officer of The Restaurant Company ("TRC") and its predecessors, which owns and franchises a chain of mid-scale restaurants under the name Perkins Restaurant and Bakery. Since 1998 he has also been the Chief Operating Officer of TRC and its predecessors.

Director Compensation

        Each director of Friendly's receives a fee of $2,500 per month, and $1,500 per Board of Directors meeting attended, plus expenses. Directors who are members of the Audit Committee also receive $1,500 for attendance at the annual Audit Committee meeting held in April of each year. Mr. Smith receives additional director compensation of $8,333.34 per month. In fiscal 2003, Messrs. Ezzes, Ledsinger, Daly and Manning received 3,000, 6,000, 3,000 and 4,500 stock options, respectively, pursuant to the Company's 1997 Stock Option Plan. Options granted were reflective of the functions of each Board member. Each Board member, other than the Chairman, received a minimum of 3,000 options. The Compensation Committee Chairman received an additional 1,500 options and the Audit Committee Chairman received an additional 3,000 options. The options have an exercise price of $9.00 per share. One third of the option award vests on each of the next three consecutive anniversaries of the option award. The options expire five years from the date of the award.

Board Committees and Meetings

        Friendly's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors met six times during fiscal 2003.

        The Audit Committee:    This Committee has three directors that meet the standards of independence as required by the American Stock Exchange and applicable SEC rules. The Committee met six times during fiscal 2003. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ezzes, Ledsinger and Daly are the current members of this Committee. Mr. Ledsinger is the Chair of this Committee and has been designated as the Audit Committee Financial Expert by the Board of Directors.

        The Compensation Committee:    This Committee has three directors that meet the standards of independence as required by the American Stock Exchange. The Committee met six times during fiscal 2003. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of Friendly's and makes recommendations to the Board on the administration of the terms and policies of Friendly's Annual Incentive Plan, 1997 Restricted Stock Plan, 1997 Stock Option Plan and the 2003 Incentive Plan. The Committee also reviews and submits recommendations to the Board of Directors regarding certain employee benefit plans, and performs any other functions or duties as deemed appropriate by the Board. Messrs. Daly, Ledsinger and Manning are the current members of this Committee. Mr. Manning is the Chair of this Committee.

        The Nominating Committee:    This Committee consists of Mr. Smith and two directors that meet the standards of independence as required by the American Stock Exchange. The Committee met once during fiscal 2003. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. The Committee does not have a charter. Messrs. Daly, Ezzes and Smith are the current members of this Committee. Mr. Smith is the Chair of this Committee. The Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Friendly's and the composition of the Board of Directors. Members of the Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants may also be employed to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating Committee enters into a discussion with that nominee. The Nominating Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating Committee may do so by submitting in writing such nominees' names to the Nominating Committee in the manner described under "Shareholder Communications". The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications.

        The Board of Directors recommends that stockholders vote "FOR" the election of the directors standing for election (Item 1 on Proxy Card).

REPORT OF THE AUDIT COMMITTEE

        During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, a copy of which was included in Friendly's 2001 Annual Meeting Proxy Statement. The charter is reviewed on an annual basis. On July 23, 2003, the Audit Committee amended the charter. A copy of the revised charter is attached as Exhibit A.

        In overseeing the preparation of Friendly's audited financial statements, the Committee met with both management and Friendly's outside auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to Friendly's outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including the letter received from the outside auditors and the written disclosures they made to the Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Friendly's audited financial statements in Friendly's Annual Report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the Securities and Exchange Commission.

                      THE AUDIT COMMITTEE

                      Charles A. Ledsinger, Jr.
                      Steven L. Ezzes
                      Michael J. Daly

INDEPENDENT PUBLIC ACCOUNTANTS

        Ernst & Young LLP, independent public accountants, audited the accounts of Friendly's for 2003. The Audit Committee recommended the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending January 2, 2005 and the directors accepted the recommendation of the Audit Committee and appointed Ernst & Young LLP to examine the consolidated financial statements of Friendly's 2004 fiscal year. Accordingly, the shareholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of common stock represented at the Annual Meeting in person or by proxy. A representative of Ernst & Young LLP is expected to be present at the meeting, and will have an opportunity to make a statement if he or she desires to do so, or respond to appropriate questions.

        The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Ernst & Young LLP as Friendly's independent public accountants for the fiscal year ending January 2, 2005 (Item 2 on Proxy Card). Should the stockholders not approve Proposal 2, Friendly's will take such voting results into consideration when determining whom to engage as its auditors for fiscal year 2005.

Fees for Fiscal 2003 and Fiscal 2002

        The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2003 and 2002.

	2003	2002
Audit fees	$294,408	$240,412
Audit-related fees	29,837	33,800
Tax fees	11,825	17,180
All other fees	0	0

Total fees	$336,070	$291,392

        Audit Fees represent fees for professional services provided in connection with the audit of the Company's and certain consolidated subsidiaries' annual financial statement and review of the Company's quarterly financial statements and audit services provided in connection with other statutory or regulatory filings or engagements, including comfort letters and consents related to SEC filings and securities offerings.

        Audit-Related Fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. These services include audits of employee benefit plans and advice and consultations in connection with the implementation of Section 404 of the Sarbanes-Oxley Act.

        Tax Fees represent fees for professional services for federal and state tax compliance, tax advice and tax planning.

        All Other Fees represent fees for financial information systems design and implementation. There were no Other Fees paid to Ernst & Young LLP in fiscal 2002 or 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval for ongoing services is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accounts and management are required to quarterly report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of Friendly's is comprised of three independent directors. The Compensation Committee is responsible for recommending compensation and benefits for the elected officers of Friendly's, including awards under Friendly's stock plans.

        The Committee is committed to implementing a compensation program that supports Friendly's mission—to grow Friendly's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, executive compensation will be structured around the following tenets:

  •
  Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Friendly's and individual performance goals.

  •
  Management should be focused on the long-term interests of shareholders. Thus, a portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

  •
  Friendly's must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will generally mirror those offered by comparably sized organizations within the restaurant industry although, for those positions where the labor market is not limited to the restaurant industry, Friendly's will reference broader general industry information for similarly sized organizations. The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that Friendly's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

        The key elements of Friendly's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

Base Salaries

        The Committee annually reviews each executive officer's base salary. Base salaries are targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to Friendly's.

Annual Incentives

        The Annual Incentive Plan ("AIP Plan") is structured to provide a variable pay opportunity based on company and individual performance. Each year, the Compensation Committee establishes Company financial objectives. The financial objectives are based upon Friendly's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals are considered achievable but require above-average performance. For Mr. Cutter, target payout in fiscal 2003 ranged up to 100% of base pay. For all other executive officers, target payouts in fiscal 2003 ranged up to 50% of base pay. Maximum awards for superior performance are capped at 150% of target. Mr. Cutter and other executive officers earned cash bonuses in fiscal 2003 by achieving 96.4% of the EBITDA target for 2003 pursuant to the terms of the AIP Plan.

Long-Term Incentives

        Long-term incentives may be provided pursuant to Friendly's 1997 Restricted Stock Plan, 1997 Stock Option Plan and the 2003 Incentive Plan. The Committee anticipates that a combination of stock options and other performance-based awards will be the primary form of long-term incentives. During fiscal 2003, such incentives consisted of a stock option and a performance unit grant. Stock options representing 112,217 shares were awarded to executive officers during fiscal 2003. Performance units with a target cash payout value of $775,000 were issued to executive officers during fiscal 2003.

        Stock options under Friendly's 1997 Option Plan and the 2003 Incentive Plan are granted at the fair market value of the common stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option awards are based primarily on competitive practice but may also be adjusted to reflect factors such as individual and company performance.

Policy with Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                      THE COMPENSATION COMMITTEE

                      Burton J. Manning
                      Charles A. Ledsinger, Jr.
                      Michael J. Daly

PERFORMANCE GRAPH

        The following indexed graph indicates the Company's total stockholder return for the period beginning December 27, 1998 and ending December 28, 2003 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming an investment of $100 in each as of December 27, 1998. Friendly's is not included in either of these indices. Total stockholder return for the Company, as well as for the Indices, is based on the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the beginning and at the end of the period.

	12/27/98	01/02/00	12/31/00	12/30/01	12/29/02	12/28/03
Friendly's	$100.00	$73.96	$34.38	$70.00	$93.33	$170.00
S&P 500 Index	$100.00	$121.37	$110.33	$98.32	$75.35	$96.01
S&P Restaurant Index	$100.00	$102.87	$92.83	$84.01	$62.29	$92.33

EXECUTIVE COMPENSATION

Summary Compensation Table

        The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by individuals who served as Chief Executive Officer of Friendly's for any part of fiscal 2003, each of the other four most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2003, and one other former executive officer of Friendly's (the "Named Executive Officers").

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Donald N. Smith(a) Chairman of the Board of Directors	2003 2002 2001	$30,295 235,670 235,670	$	— 223,000 257,800	$	— 3,923 —	— — —	— — —
John L. Cutter(b) Chief Executive Officer And President	2003 2002 2001	$530,173 425,600 399,600		$364,300 400,000 433,500		$5,180 13,832 3,657	39,348 30,000 22,000	— — —
Paul V. Hoagland(c) Executive Vice President of Administration, Chief Financial Officer & Treasurer	2003 2002 2001	$338,705 282,133 160,655		$114,700 198,800 103,100		$3,863 6,607 4,586	17,293 17,000 41,000	— — —
Michael A. Maglioli Senior Vice President, Operations	2003 2002 2001	$272,662 254,800 244,920		$95,000 183,800 95,300		$3,748 4,953 4,586	12,531 12,000 12,000	— — —
Garrett J. Ulrich Vice President, Human Resources	2003 2002 2001	$248,745 233,720 226,267		$58,400 113,100 84,300		$3,748 4,062 3,735	7,268 8,000 7,500	— — —
Aaron B. Parker(d) Vice President, General Counsel and Clerk	2003 2002 2001	$181,795 213,440 181,807		$55,700 102,900 76,900		$3,767 9,534 —	6,767 8,000 20,000	$60,007 — —	(e)
Allan J. Okscin Vice President, Corporate Controller	2003 2002 2001	$173,313 154,960 149,584		$35,200 67,100 49,900	$	— — 41	4,010 — —	— — —

(a)
Mr. Smith was Chief Executive Officer of Friendly's until February 2003.

(b)
Mr. Cutter became Chief Executive Officer in February 2003.

(c)
Mr. Hoagland joined Friendly's in May 2001.

(d)
Mr. Parker's employment with Friendly's terminated in September 2003.

(e)
Represents continuation of base salary pursuant to severance arrangement.

Pension Plan

        Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, Cutter, Hoagland, Maglioli, Ulrich, Parker and Okscin are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each Participant's cash balance account is credited with a percentage of flexible pension compensation, which percentage is determined based on the Participant's years of service. Interest is also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Both plans provide for an election to receive benefits in an actuarially determined lump sum. As of December 28, 2003, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, Cutter, Hoagland, Maglioli, Ulrich, Parker and Okscin were $18,500, $9,000, $1,600, $48,000, $22,700, $30,300 and $40,600, respectively.

Stock Options

        The following tables show information concerning option grants in fiscal 2003 (and how much the named officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the five-year life of the options) and fiscal year-end option values. The hypothetical 5% and 10% rates are assumed rates of appreciation required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the common stock.

  Stock Option Grants in Fiscal 2003

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(a)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
			Exercise Price Per Share
Name				Expiration Date
					5%	10%
Donald N. Smith	0	—	—	—	—	—
John L. Cutter	39,348	26.3%	$6.65	7/23/2008	$72,400	$159,753
Paul V. Hoagland	17,293	11.5%	6.65	7/23/2008	31,819	70,210
Michael A. Maglioli	12,531	8.4%	6.65	7/23/2008	23,057	50,876
Garrett J. Ulrich	7,268	4.9%	6.65	7/23/2008	13,373	29,508
Aaron B. Parker	6,767	4.5%	6.65	7/23/2008	12,451	27,474
Allan J. Okscin	4,010	2.7%	6.65	7/23/2008	7,378	16,281

(a)
Calculated over a five-year period, representing the life of the options.

        All of the stock options awarded in 2003 have a three-year vesting and a five-year expiration from date of grant, subject to the optionee's continued employment with Friendly's. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of Friendly's. In general terms, a change in control may occur when:

  •
  third parties acquire 35% or more of the voting stock of Friendly's, with certain exceptions, and existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

  •
  individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors, unless a majority of the existing Board of Directors approves such new directors; or

  •
  a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of Friendly's occurs.

  Aggregated Stock Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End 2003 (#)Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End 2003 Exercisable/Unexercisable(1)
Donald N. Smith	0	$0.00	0/0	0/0
John L. Cutter	0	$0.00	79,666/66,682	508,550/250,091
Paul V. Hoagland	0	$0.00	32,999/42,294	239,469/203,741
Michael A. Maglioli	0	$0.00	42,000/24,531	262,790/96,965
Garrett J. Ulrich	0	$0.00	27,666/15,102	172,592/59,490
Aaron B. Parker	0	$0.00	20,999/18,768	117,381/77,547
Allan J. Okscin	0	$0.00	5,000/4,010	31,625/14,236

(1)
These valuations represent the difference between $10.20, the closing price of a share of common stock on December 28, 2003 and the various exercise prices of these options.

Long-Term Incentive Plan

        The Company has established a Performance Unit Plan, which has been approved by shareholders as part of the 2003 Incentive Plan. The Compensation Committee of the Board of Directors, which administers the plan, sets award targets for participating executives of the Company. The Compensation Committee determines a target award for each participant, and the target award cannot be increased for that period. The Committee also sets a matrix, which contains the target levels for the performance measures selected. Actual awards are determined after the end of the three-year period and range from 0% to 150% of the participant's target award. The performance period for the awards set forth is 2003-2005. If actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if performance targets are achieved.

  Long-Term Incentive Plan—Awards Made in Fiscal 2003

			Estimated Future Payouts Under Non-Stock Priced Based Plans
Name	Number of Shares, Units or Other Rights(#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
John L. Cutter	318,000	3 years	$159,000	$318,000	$477,000
Paul V. Hoagland	141,000	3 years	$70,500	$141,000	$211,500
Michael A. Maglioli	101,000	3 years	$50,500	$101,000	$151,500
Garrett J. Ulrich	59,000	3 years	$29,500	$59,000	$88,500
Aaron B. Parker	54,000	3 years	$27,000	$54,000	$81,000
Allan J. Okscin	32,000	3 years	$16,000	$32,000	$48,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Ice Cream Company ("TICC") operates three Friendly's restaurants under franchise agreements with Friendly's Restaurants Franchise, Inc. ("FRFI"), a subsidiary of Friendly's. The owners of TICC are family members of Mr. Smith. The franchise agreement terms with TICC are identical in all material respects to the terms generally offered to unrelated franchisees of FRFI in the ordinary course of Friendly's business. TICC purchases certain food products used in the normal course of its franchise business from Friendly's. For the year ended December 28, 2003, TICC paid Friendly's approximately $1,817,000 for franchise royalty fees, marketing fees, food purchases and miscellaneous other products and services.

        In 1994, TRC Realty LLC (a subsidiary of TRC, whose majority equity owner is the Company's Chairman) entered into a ten-year operating lease for an aircraft for use by both the Company and TRC (which operates restaurants using the trademark Perkins Restaurant and Bakery ("Perkins")). In 1999, this lease was cancelled and TRC Realty LLC entered into a new ten-year operating lease for a new aircraft. The Company shared proportionately with Perkins in reimbursing TRC Realty LLC for leasing, tax and insurance expenses. In addition, the Company also incurred actual usage costs. During the year ended December 29, 2002, the Company expensed its share of the expected net loss on the termination of the cost sharing arrangement as TRC Realty LLC anticipated terminating the lease and disposing of the aircraft by May 2003. The Company's share of the expected net loss was approximately $950,000 and was included in operating expenses in the consolidated statement of operations for the year ended December 29, 2002. At the Company's July 23, 2003 Board of Directors meeting, the disinterested Board members approved a payment up to $1,000,000 to TRC Realty LLC and on August 26, 2003, a payment of approximately $868,000 was made to TRC Realty LLC that terminated the Company's cost sharing arrangement with Perkins. The payment exceeded the remaining reserve for expected losses by approximately $86,000, which was included in operating expenses for the year ended December 28, 2003. Under the cost sharing arrangement, which would have expired in January 2010, the Company paid approximately $500,000 annually.

        During August 2003, Friendly's entered into a single restaurant franchise agreement with Treats of Huntersville LLC ("Treats"). The owner of Treats is a family member of the Company's Chairman of the Board of Directors. The transaction was a standard agreement in compliance with the terms and conditions of the Uniform Franchise Offering Circular allowing Treats to operate one location. The location, which was initially opened by a former franchisee but closed in July 2002, was reopened by Treats in August 2003. Treats paid an initial franchise fee of $35,000, which was included in income during the year ended December 28, 2003.

        Friendly's purchases certain food products used in the normal course of business from a division of TRC at cost plus a mark-up. For the year ended December 28, 2003, purchases were approximately $322,000.

        On February 25, 2003, S. Prestley Blake ("Blake"), holder of less than 10% of Friendly's outstanding common stock, sued Friendly's and its Chairman in a purported derivative action in Hampden Superior Court, Massachusetts, alleging breach of fiduciary duty and misappropriation of corporate assets in that the Company had paid certain expenses relating to a corporate jet and the Chairman's use of that jet and use of an office in Illinois. The suit seeks to require the Chairman to reimburse the Company, and the Company to pay Blake's attorneys' fees. The Company and its Chairman have denied Blake's allegations and are vigorously defending the lawsuit.

OTHER MATTERS

Shareholder Communications

        Any shareholder wishing to communicate with any of our directors regarding the Company may write to the director, c/o Gregory A. Pastore, Clerk, Friendly Ice Cream Corporation, 1855 Boston Road, Wilbraham, Massachusetts 01095. The Clerk will forward these communications directly to the director(s). The independent directors of the Board review and approve the shareholder's communication process periodically to ensure effective communication with shareholders.

Notice to Shareholders of By-Law Amendments

        Pursuant to Massachusetts General laws Annotated, Chapter 156B §17, the Company is providing notice to its shareholders that its By-laws were amended at a meeting of the Company's Board of Directors on July 23, 2003. The amendments relate to advance notice requirements of Company shareholders interested in presenting a proposal or Board nominees for consideration at the Company's Annual Meeting of Shareholders. The By-laws were again amended at a meeting of the Company's Board of Directors on October 22, 2003. The amendments relate to the duties of the Chairman, Chief Executive Officer and President.

Shareholder Proposals and Shareholder Nominations of Directors for the 2005 Annual Meeting

        To be eligible for inclusion in Friendly's proxy statement for the 2005 Annual Meeting, shareholder proposals must be received by Friendly's Clerk no later than December 15, 2004 and must comply with the requirements of the Securities and Exchange Commission. Shareholders otherwise interested in (a) presenting a proposal for consideration, or (b) nominating one or more persons for election as a Director at Friendly's Annual Meeting of Shareholders in 2005 must comply with the procedures set forth in Friendly's By-Laws and notice of intention to submit the proposal or nomination must be received by the Clerk of Friendly's no later than 120 days in advance of the meeting if such meeting is held on a day which is within 30 days preceding the anniversary of the previous year's meeting, or 90 days in advance of such meeting if such meeting is to be held on or after May 19, 2005.

Other Business

        As of the date of this proxy statement, Friendly's knows of no business that will be presented for consideration at the Annual Meeting other than the proposal referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to Friendly's will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Proxy Solicitation Costs

        The cost of soliciting proxies in the enclosed form will be borne by Friendly's. Officers and regular employees of Friendly's may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. Friendly's will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                      By Authorization of the Board of Directors

                      Gregory A. Pastore
                       Vice President, General Counsel and Clerk

April 14, 2004

Exhibit A

FRIENDLY ICE CREAM CORPORATION
AUDIT COMMITTEE CHARTER

        This charter governs the operations of the audit committee. The audit committee will be appointed by the board of directors and will be comprised of at least three members of the board of directors, each of whom is independent of management of the Company. Members of the committee will be considered independent as long as they meet the independence requirements of the rules of the SEC and the American Stock Exchange. All committee members shall be financially literate, and meet the standards of the SEC and the American Stock Exchange.

        The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls, which management and the board of directors have established and all audit processes.

GENERAL REPONSIBILITIES

1.
The audit committee provides open avenues of communication among the internal auditors, the independent auditors and the board of directors.

2.
The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

3.
The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

4.
The committee will meet at least four times each year, more frequently if circumstances make that preferable. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

5.
The committee will do whatever else the law, the rules of the American Stock Exchange, the Company's charter or bylaws or the board of directors require.

RESPONSIBILITIES FOR ENGAGING INPEPENDENT AUDITORS AND CONTROLLING INTERNAL AUDITING ACTIVITIES

1.
The audit committee shall be directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditors and the independent auditors must report directly to the audit committee.

2.
The audit committee will have the right to determine the nature and scope of the internal audit function.

3.
The audit committee will receive from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1 delineating all relationships between the independent auditor and the Company. The committee will discuss with the independent auditors their independence, including any disclosed relationships or services that may impact the auditors' objectivity and independence.

4.
The audit committee will pre-approve all audit and non-audit services provided by the independent auditors and will not engage the independent auditors to perform any non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

5.
The audit committee will listen to management and the primary independent auditor if either thinks there might be a need to engage additional auditors. The audit committee will decide whether to engage an additional firm and, if so, which one.

6.
The audit committee will make sure that the officer responsible for internal audit and the independent auditors coordinate the internal and external audits. The purpose of coordinating these efforts is to assure completeness of coverage, reduce redundancy and use audit resources effectively.

RESPONSIBILITIES FOR REVIEWING INTERNAL AUDITS, THE ANNUAL EXTERNAL AUDIT AND THE REVIEW OF QUARTERLY AND ANNUAL FINANCIAL STATEMENTS.

1.
The audit committee will ask management, the officer responsible for internal auditing and the independent auditors about significant risks and exposures and will assess management's steps to minimize them.

2.
The audit committee will review the following with the independent auditors and the officer responsible for internal auditing:

(a)
The adequacy of the Company's internal controls, including computerized information system controls and security.

(b)
Any significant findings and recommendations made by the independent auditors or internal auditor, together with management's responses to them.

3.
Shortly after the annual audit is completed, the audit committee will review the following with management and the independent auditors:

(a)
The Company's annual financial statements, related footnotes and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K.

(b)
The independent auditors' planned report on the financial statements.

(c)
The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

(d)
Any serious difficulties or disputes with management encountered during the course of the audit.

(e)
A report from the independent auditors regarding (i) all critical accounting policies and practices used, (ii) all alternative treatments within Generally Accepted Accounting Principles of policies and practices related to material items that have been discussed with management, ramifications of the use of such alternatives, and the treatment preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management, such as any management letters or schedule of unadjusted differences.

(f)
Anything else about the audit procedures or findings that Generally Accepted Auditing Standards requires the auditors to discuss with the committee.

4.
The audit committee will consider and review with management and the officer responsible for internal auditing:

(a)
Any significant findings during the year and management's responses to them.

(b)
Any difficulties the internal audit encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

(c)
Any changes to the planned scope of management's internal audit plan that the committee thinks advisable.

(d)
The internal auditing department's budget and staffing.

5.
The audit committee will review quarterly and annual filings with the SEC and other published documents containing the Company's financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

6.
The audit committee will review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors before those interim reports are filed with the SEC or other regulators. Also, the committee will discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

7.
The audit committee will prepare a report for inclusion in the proxy that describes the committee's composition and responsibilities and how the responsibilities were fulfilled.

8.
The audit committee will, on an annual basis, obtain and review a report from the independent auditors describing (i) the firm's internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such cases.

PERIODIC RESPONSIBILITIES

1.
Review and, if appropriate, update the committee's charter annually.

2.
Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the internal auditors or the independent auditors.

3.
Review, with the independent auditors, the results of their examination of compliance with the Company's code of conduct.

4.
Review legal and regulatory matters that may have a material effect on the organization's financial statements, compliance policies and programs and reports from regulators.

5.
Meet with the officer responsible for internal auditing, the independent auditors and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the audit committee.

6.
Review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion.

7.
Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

DETACH PROXY CARD HERE

Mark, Sign, Date and Return	☒
the Proxy Card Promptly	Votes must be indicated
Using the Enclosed Envelope.	(x) in Black or Blue ink.
1.	To elect two Class I Directors for a term expiring in 2007.				3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
	FOR nominee listed below	☐	WITHHOLD AUTHORITY to vote for nominee listed below	☐
Nominees: Michael J. Daly, Burton J. Manning
				To include any comments, please mark this box. ☐
		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Friendly's independent public accountants for fiscal 2004.	☐	☐	☐
S C A N L I N E

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.
________________________________ ______________________________
Date Share Owner sign here Co-Owner sign here

FRIENDLY ICE CREAM CORPORATION        PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Friendly Ice Cream
Corporation for the Annual Meeting on May 19, 2004

        The undersigned appoints John L. Cutter, Paul V. Hoagland and Gregory A. Pastore and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Friendly Ice Cream Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 2004, and at any adjournment or postponement thereof, as indicated on the reverse side.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.

(Continued, and to be signed and dated, on the reverse side.)

                      FRIENDLY ICE CREAM CORPORATION
                      P.O. BOX 11389
                      NEW YORK, N.Y. 10203-0389